SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2010

ITEX Corporation
 (Exact Name of Registrant as Specified in its Charter)

Nevada	0-18275	93-0922994
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

3326 160th Avenue SE, Suite 100, Bellevue, WA	98008
(Address of principal executive offices)	(Zip code)

Registrant’s telephone, including area code (425) 463-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 12, 2010, ITEX Corporation filed an amendment to its Articles of Incorporation (“Certificate of Change”) with the Secretary of State of the State of Nevada that will effect a one for five reverse stock split of its common stock, to be effective as of 12:01 a.m. Eastern Daylight Time on May 3, 2010 (the “Effective Time”).

As a result of the reverse stock split, every five shares of ITEX’s common stock that are issued and outstanding immediately prior to the Effective Time will be automatically combined into one issued and outstanding share without any change in the par value of the shares.  No fractional shares will be issued in connection with the reverse stock split.  Stockholders who are entitled to fractional shares will receive a cash payment in lieu of receiving fractional shares equal to the fractional share interest multiplied by $1.50 per share on a pre-split basis.  The number of shares of the ITEX’s common stock issued and outstanding will be reduced from 18,027,914 shares to approximately 3,605,307 shares, and the number of shares of common stock that ITEX is authorized to issue will be reduced from 45,000,000 shares to 9,000,000 shares.

 A copy of the Certificate of Change is attached to this current report as Exhibit 3.1 and is incorporated herein by reference.  On April 15, 2010, ITEX Corporation issued a press release announcing the reverse stock split. The press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)  Exhibits.

Exhibit No.	Description

3.1	Certificate of Change filed with the Nevada Secretary of State
99.1	Press release dated April 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEX Corporation (Registrant)

Date: April 15, 2010
	By:	/s/ Steven White
Steven White
Chief Executive Officer